[**] CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SEC.

Cepheid
 1190 Borregas Avenue
Sunnyvale, CA 94089-1302
Telephone: 408-541-4191
Fax: 408-541-4192

July 11, 2000

TAKARA SHUZO CO., LTD.
Biomedical Group
Seta 3-4-1, Otsu Shiga
520-2193 JAPAN
Attn: Ikunoshin Kato, Ph.D., President

 Dear Dr. Kato,

This letter is to confirm the terms of the agreement between CEPHEID ("CEPHEID") and TAKARA Shuzo Co., Ltd. ("TAKARA") (the "Parties"), under which TAKARA will serve as distributor, in the defined Territory , of the Smart Cycler™ System, accessories, and reaction tubes developed by and made by or for CEPHEID.

1. Product Line. The "Products" shall include the Smart Cycler ® System described in Exhibit A, the accessories listed in Exhibit A, and the reaction tubes described in Exhibit A. Excluded is the computer, which TAKARA must purchase for integration into the system. The "Products" shall further include additional, upgraded and improved Smart Cycler™ Systems, accessories and reaction tubes introduced by CEPHEID as a replacement for existing Products and intended for sale in the life science research market (the "Field"). Additional thermal cyclers, accessories, and reaction tubes offered by CEPHEID shall become "Products" only upon agreement of the parties. All Products shall conform to CEPHEID's specifications as have been disclosed to TAKARA. All outer shipping cartons shall conform to applicable Department of Transportation specifications.

2. Distribution Rights. CEPHEID grants to TAKARA the right to distribute the Products in Japan, South Korea, Taiwan. (the "Territory") into the life science research market (the "Field"). Such right shall be exclusive, except for CEPHEID's reserved right to sell directly to the end user customers listed in Exhibit B.

2a. Definition of Field. Rights are granted by CEPHEID to TAKARA for distribution of the Products into the Field of life science research. Specifically excluded from the Field are human and veterinary diagnostics (including applications subject to regulatory labeling including "For Investigational Use Only" or "For Research Use Only"), environmental testing, quality assurance and control testing, identity and forensic testing, and testing for biothreat agents.

2b. Definition of Territory. Rights are granted by CEPHEID to TAKARA for distribution of the Products into Japan, South Korea, and Taiwan.

2b. Exclusive Supplier. While the exclusive distribution rights under

Paragraph 2 remain in force, CEPHEID will be the exclusive supplier to TAKARA of systems capable of performing thermal cycling with real-time optical detection.

2c. Sales Targets; Loss of Exclusivity. The parties have set minimum sales targets for T AKARA, in terms of units of Smart Cycler™ Systems (units defined as the total number of 16-site Smart Cycler™ processing blocks, either as part of a Starter System or as Add-On Blocks) in each of the countries comprising the Territory. Such sales targets shall not represent commitments to purchase; but if TAKARA fails to achieve a sales target, CEPHEID may, by written notice to TAKARA terminate the exclusivity of TAKARA's distribution rights under Paragraph 2. Such written notice shall be given within 90 days after the end of the sales target period and shall become effective 30 days after TAKARA's receipt of the notice. Such termination of exclusivity shall be CEPHEID's sole remedy for TAKARA's failure to achieve sales targets. The sales targets are as follows:

                           Year 1               Year 2           Year 3
                          --------             --------         --------
Japan                      [**] units            [**] units       [**] units

South Korea                [**] units            [**] units       [**] units

Taiwan                     [**] units            [**] units       [**] units

TAKARA shall provide CEPHEID within 30 days after the first of each March, June, September, and December a true and accurate accounting report of Products (including units sold and selling price) sold on a country-by-country basis during the preceding 3 months. In addition, T AKARA shall provide to CEPHEID on a quarterly basis an updated customer and contact list.

TAKARA shall also provide CEPHEID with one year (comprised of four quarters) territory forecasts that will be updated on a quarterly basis and will include projections for each of the upcoming three months. While the forecast will not be binding in total, the projections provided for the upcoming quarter will represent a purchase commitment.

3. Product Price. The transfer prices to T AKARA for the Products shall be as listed in Exhibit A. These prices shall be fixed for the period ending on the first anniversary of this Agreement. Thereafter, prices may be reviewed and increased annually due to increases in production cost, provided that such annual increase will not exceed 10%. Such production cost increases will be subject to verification at TAKARA's option and expense, utilizing the accounting firm serving CEPHEID at the time. In addition the prices may be reviewed and renegotiated at the request of either party, but shall not be changed more than once in any given year. If in the course of such review and renegotiation the Parties are unable to agree upon new prices, the existing prices will remain in effect for one year after which time they will again be subject to review and renegotiation if either Party requests. Each shipment shall be billed at the price in effect at the time of order placement. Notice of price changes shall be sent to:

TAKARA SHUZO CO., LTD.
Biomedical Group
Seta 3-4-1, Otsu-Shiga
520-2193 JAPAN

3a. Payment Terms. Payment terms shall be net forty-five days from receipt of valid invoice. Payments will be made in US dollars.

4. Warranty. CEPHEID shall warrant all Smart Cycler™ System Products for 12 months from delivery to TAKARA's customer and all accessories (except the computer) for 12 months from delivery to TAKARA's customer. CEPHEID shall provide or reimburse T AKARA for parts used in making repairs during the warranty period and shall make parts available after the warranty period to TAKARA at a discount of [**]% from CEPHEID's list price for such parts.

CEPHEID also warrants that the Smart Cycler™ System to be distributed by TAKARA in the Field and Territory shall be an "authorized thermal cycler" under the terms of the Thermal Cycling Authorization Program administered by PE Biosystems, a division of PE Corporation.

5. Computer System. .TAKARA shall be responsible for the direct purchase of compatible computer systems to be sold to end users for use with the Products. CEPHEID will provide to TAKARA specifications and recommendations for an applicable computer. If TAKARA selects a preferred computer vendor and model that is different than that being supplied by CEPHEID with its own Smart Cycler System, TAKARA will provide Cepheid at no cost one appropriately configured computer for software qualification and will pay CEPHEID's direct costs of qualifying the software.

6. Shipping. CEPHEID will ship all Smart Cycler™ System Products (systems, accessories and reaction tubes) FOB Sunnyvale, CA to TAKARA's designated distribution centers in Japan. TAKARA will be responsible for paying all freight charges and import duties.

7. Marketing and Training Support. CEPHEID will provide to TAKARA English language copies of the User's Manual, Service Manual, and other promotional support materials used to support the sale of the Products in the US market. T AKARA will be responsible for the translation and production of such materials in a form suitable for use in their Territory .

Prior to commercial launch of the Products in the Territory, CEPHEID will provide initial technical and sales training to TAKARA personnel at the CEPHEID facilities in Sunnyvale, California. In the case that such training is conducted in Japan at TAKARA's request, TAKARA shall pay the travel and lodging expenses of CEPHEID personnel conducting the training.

8. Customer Support and Service. T AKARA will be responsible for providing direct support to its local distributors and end user customers. In order to support TAKARA's efforts to support TAKARA's customers, CEPHEID will provide to T AKARA, as reasonable and appropriate, technical and product updates and will respond to questions from TAKARA personnel received via phone, fax, or e-mail. CEPEHID will not be responsible for providing support directly to TAKARA local distributors or end-user customers.

9. Customer Complaint Records. TAKARA shall establish and maintain and, as necessary, make available to CEPHEID, customer complaint records to enable CEPHEID to operate under the appropriate ISO and QSR regulations and standards governing the manufacture and distribution of Products.

10. Term. The term of this Agreement shall be from the date of mutual execution of this Letter Agreement and extending for three years from the date of initial product launch. Thereafter, the Agreement shall remain in force for successive twelve month periods, unless either party gives written notice of non- renewal to the other at least sixty (60) days prior to the current expiration date.

11. Amendments This Agreement may not be amended or modified except in writing signed by both parties, and no course of dealing by or between the parties shall be deemed to affect any such amendment or modification.

12. Public Announcements. Neither Party shall issue or cause to be issued any press release or public announcement or otherwise disclose the existence of this Agreement or the transactions contemplated hereby except as and to the extent that the Parties agree, in writing.

13. Material Breach. Either party shall be entitled to terminate this Agreement by not less than 60 days' written notice if the other party is in material breach of any provision of this Agreement; provided that if such breach is capable of being remedied and is remedied before expiration of the said 60 day period, the notice of termination shall not take effect.

14. Bankruptcy. Either party may terminate this Agreement upon the bankruptcy or insolvency of the other party.

15. Assignment. Neither party may assign, subcontract, or delegate its rights and obligations under this Agreement without the prior written consent of the other party.

16. Governing Law. This Agreement shall be governed by the laws of the State of California applicable to contracts between California residents wholly to be performed in the State of California.

17. Force Majeure. Neither party shall be liable for failure to perform or delay in performing any provision of this Agreement where such failure results from an act of God, acts of civil or military authority, fires, strikes, floods, epidemics, quarantine, restrictions, riots, delays in transportation, shortage of raw materials, fuel or power or from any other cause whether or not of the same nature as the foregoing beyond the control of the party in question.

18. Notices. Any notice required or permitted to be given pursuant to this Agreement shall be delivered by hand at or sent by pre-paid registered or certified mail or by facsimile to the party in question at the address set out below or such other address as shall have been notified to the other party, and any notice sent by registered or certified mail shall be deemed to have been given on the third day after the date of mailing

If to CEPHEID:

Cepheid
1190 Borregas Avenue
Sunnyvale, CA 94089
Attn: Cris McReynolds
Telephone No. 408-541-4191
Fax No.408-734-1260

If to TAKARA:

Takara Shuzo Co., Ltd.
Biomedical Group
Seta 3-4-1, Otsu, Shiga 520-2193, Japan
Attn: Director, Marketing & Sales, Biomedical Group
Telephone No. 077-543-7247
Fax No. 077-543-9254

19. Severability. Should any part of this Agreement determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the validity or enforceability of the remainder unless the part so determined invalid or unenforceable impairs the value of the whole Agreement to either party.

20. Entire Agreement. This agreement sets forth the entire agreement between the parties relating to the subject matter hereof and supercedes any and all prior and contemporaneous agreements, discussions, understandings and correspondence.

Please signify your acceptance of this Agreement by signing below and returning one original to CEPHEID.

Yours truly,
/s/ THOMAS L. GUTSHALL
 Thomas L. Gutshall
Chairman and CEO
Cepheid

Agreed and Accepted:

TAKARA SHUZO CO., LTD.
By: /s/ Ikunoshin Kato, Ph.D.
Name: Ikunoshin Kato, Ph.D.
Title: President, Biomedical Group
7/19/2000
Date

Exhibits:

A. - Products and Prices

B. - Customer Groups Excluded From Exclusivity Provision

EXHIBIT A

SMART CYCLER@ SYSTEM

(see attached flyer for description and specifications)

Part#                 Description                              TAKARA Price
-------         -----------------------------------        -----------------
TBD               Smart Cycler@ Processing Block             $[**] (U.S.)
                  (16-site block, Japan compatible,
                   w/ USB cable)

TBD               Smart Cycler@ Accessory Pack*              $[**] (U.S.)

* Accessory pack includes 1 mini-centrifuge, four reaction tube racks, one cooling block, software, users manual.

ACCESSORIES:

Part#                 Description                              TAKARA Price
-------         -----------------------------------        -----------------
TBD               Mini-Centrifuge                            $[**] (U.S.)

TBD               Tube Racks (pack of 4)                     $[**] (U.S.)

TBD               Cooling Block                              $[**] (U.S.)

REACTION TUBES:

Part#                 Description                              TAKARA Price
-------         -----------------------------------        -----------------
TBD               1 Carton of 25 ~L Smart Cycler@           $[**] (U.S.)
                  Reaction Tubes (20 bags of 50 tubes ea)

TBD               1 Carton of 100 ~L Smart Cycler@          $[**] (U.S.)
                  Reaction Tubes (20 bags of 50 tubes ea)

EXHIBIT B

End User Customers Groups Excluded From The Exclusivity Provisions Of Paragraph 2

[**]